EXHIBIT 99.1

QWEST COMMUNICATIONS INTERNATIONAL INC.

QUARTERLY OPERATING REVENUE

(Dollars in millions)

(Unaudited)

	2005			2004				2003
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Business:
Wireline services revenue:
Local voice	272	$270	$266	$278	$286	$278	$291	$289	$300	$307	$311
Long distance	110	114	114	106	119	114	116	108	115	110	113
Access	1	1	1	1	1	1	2	1	1	2	2

Total voice services	383	385	381	385	406	393	409	398	416	419	426
Data and Internet	569	510	494	504	488	498	497	484	497	476	463

Total business wireline services	952	895	875	889	894	891	906	882	913	895	889

Mass Markets:
Wireline services revenue:
Local voice	1,104	1,124	1,128	1,138	1,145	1,163	1,212	1,234	1,289	1,312	1,355
Long distance	170	164	166	161	151	140	140	138	137	136	133
Access	2	2	2	4	1	1	2	3	3	4	4

Total voice services	1,276	1,290	1,296	1,303	1,297	1,304	1,354	1,375	1,429	1,452	1,492
Data and Internet	189	175	171	158	137	141	136	137	132	130	133

Total mass markets wireline services	1,465	1,465	1,467	1,461	1,434	1,445	1,490	1,512	1,561	1,582	1,625

Wholesale:
Wireline services revenue:
Local voice	201	212	215	207	216	225	213	214	218	225	210
Long distance	279	269	278	278	279	239	244	237	215	221	201
Access	156	179	157	157	166	176	176	183	187	176	191

Total voice services	636	660	650	642	661	640	633	634	620	622	602
Data and Internet	310	311	322	312	319	330	313	319	313	336	345

Total wholesale wireline services	946	971	972	954	980	970	946	953	933	958	947

Total wireline services	$3,363	$3,331	$3,314	$3,304	$3,308	$3,306	$3,342	$3,347	$3,407	$3,435	$3,461
Wireless services revenue	129	130	124	124	132	128	126	138	152	153	151
Other services revenue	12	9	11	9	9	8	13	13	11	8	12

Total operating revenue	$3,504	$3,470	$3,449	$3,437	$3,449	$3,442	$3,481	$3,498	$3,570	$3,596	$3,624